EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-203294 on Form S-3 of Vornado Realty L.P. of our report dated March 26, 2015 relating to the consolidated balance sheet of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 31, 2015 and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the two fiscal years in the period ended January 31, 2015 and the related financial statement schedule, incorporated by reference in this Amendment No. 1 to Annual Report on Form 10-K of Vornado Realty L.P.  for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

New York, New York

April 11, 2016